EXHIBIT 4.17

Confidential treatment has been requested for certain portions of this exhibit. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as “[*****]” or “*****”. A complete version of this exhibit has been filed separately with the Commission pursuant to an application for confidential treatment under Rule 24b-2 promulgated under the Securities Exchange Act of 1934, as amended.

                         2000

CONTRACT MANUFACTURING AGREEMENT

between

(1) BAXTER HEALTHCARE CORPORATION

(2) BAXTER HEALTHCARE S.A.

(3) ORAVAX INC.

(4) PEPTIDE THERAPEUTICS GROUP PLC

TABLE OF CONTENTS

		Page

1	INTERPRETATION	1
2	CANTON FACILITY	8
3	CANTON FACILITY EQUIPMENT	8
4	CONTRACT MANUFACTURE	9
5	FORECASTS AND ORDERS	11
6	COSTS	13
7	MANUFACTURING FEES	14
8	TECHNOLOGY TRANSFER	15
9	INTELLECTUAL PROPERTY AND IMPROVEMENTS	16
10	LIMITATION OF LIABILITY AND INDEMNITY	17
11	ADVERSE DRUG EVENTS AND PRODUCT RECALLS	18
12	HEALTH AND SAFETY	18
13	NON-SOLICITATION OF EMPLOYEES	19
14	COMMENCEMENT AND TERM	19
15	TERMINATION	19
16	CONSEQUENCES OF TERMINATION	20
17	BAXTER’S OPTION TO ACQUIRE THE CANTON FACILITY	20
18	CONFIDENTIALITY	22
19	ANNOUNCEMENTS	23
20	FORCE MAJEURE	24
21	ASSIGNMENT AND SUB-CONTRACTING	24
22	ENTIRE AGREEMENT	24
23	ILLEGALITY AND SEVERANCE	25
24	VARIATION	25
25	WAIVER	25
26	COSTS	25
27	RIGHTS OF THIRD PARTIES	25
28	COUNTERPARTS	25
29	EXCLUSION OF AGENCY, PARTNERSHIP OR JOINT VENTURE	25
30	NOTICES	26
31	GOVERNING LAW	27

i

TABLE OF CONTENTS

(continued)

		Page

32	JURISDICTION	27
33	INTEREST TO RUN ON DEFAULT	27
34	PARENT COMPANY GUARANTEE	27
SCHEDULE 1 THE PRODUCTS		30
SCHEDULE 2 THE PROCESS		31
SCHEDULE 3 PRODUCT SPECIFICATIONS		32
SCHEDULE 4 TECHNICAL SCHEDULE		33
SCHEDULE 5 OPERATING EXPENDITURE		34
EXHIBIT A		35

ii

THIS AGREEMENT is made on       2000 between the following parties:

(1)	BAXTER HEALTHCARE CORPORATION, a company organised and existing under the laws of the state of Delaware whose principal place of business is at One Baxter Parkway, Deerfield, Illinois, 60015-4633, USA; and

(2)	BAXTER HEALTHCARE S.A. a company incorporated in Switzerland (registry of commerce number CH-170.3.023.618-3) whose registered office is c/o Reichlin & Hess, Hasenbüelweg 9, 6300 Zug, Switzerland (parties (1) and (2) together referred to as “Baxter”); and

(3)	ORAVAX INC., a company organised and existing under the laws of the State of Delaware whose principal place of business is at 38 Sidney Street, Cambridge, Massachusetts 02139, USA (“Oravax”); and

(4)	PEPTIDE THERAPEUTICS GROUP PLC a company incorporated in England and Wales (registered number 2863682) whose registered office is at Peterhouse Technology Park, 100 Fulbourn Road, Cambridge CB1 9PT (“Guarantor”) (parties (3) and (4) together referred to as “Peptide”).

INTRODUCTION

(a)	Oravax occupies a manufacturing facility in Canton, Massachusetts.

(b)	Baxter is developing a number of vaccines and wishes to appoint Oravax as its exclusive manufacturer for certain vaccine intermediates.

(c)	Oravax has agreed to modify its manufacturing facility to enable it to manufacture such vaccine intermediates.

IT IS AGREED as follows:

1	INTERPRETATION

1.1	In this Agreement, (save as otherwise expressly provided in this Agreement):

“Affiliate”	means, in relation to a person, (i) any corporation or business entity fifty per cent (50%) or more of the voting stock of which is and continues to be owned directly or indirectly by that person; (ii) any corporation or business entity which directly or indirectly owns fifty per cent (50%) or more of the voting stock of that person; or (iii) any corporation or business entity under the direct or indirect control of such corporation or business entity as described in (i) or (ii);

“Agency”	means any governmental body responsible for the licensing of the Products for commercial sale and the licensing of the premises and facilities of the Canton Facility;

“Batch”	means a uniquely identified or identifiable quantity of Working Seeds, starting materials,

packaging materials or Product which has been processed in one process or series of processes to the extent that such quantity could be expected to be homogeneous;

“Baxter Person”	means (i) Baxter, (ii) any member of the Baxter Group and (iii) any person or persons with whom Baxter or any member of the Baxter Group are acting in concert in relation to Guarantor but (for the avoidance of doubt) will not include employees of Baxter Group other than those with responsibilities in relation to Baxter’s relationship with Guarantor pursuant to this Agreement;

“Baxter Requirements Schedule”	means the notification to be given by Baxter of its requirements for supply of each of the Products for the period of twelve (12) calendar months from the date from which the notification is to apply, which shall be comprised of a binding Firm Period and a non-binding Forecast.

“BLA”	means a US Biologic Licence Application;

“Business Day”	means any day other than a Saturday, Sunday or public holiday in Massachusetts, USA on which banks are normally open for general business in Massachusetts, USA;

“Canton Facility”	means the leasehold premises, manufacturing facility, employees and the business conducted by Oravax in Canton, Massachusetts, USA;

“Certificate of Analysis”	means a document signed by a responsible and appropriate qualified person stating and confirming that the product to which such document refers has been Manufactured in accordance with the Specifications and GMP or materials to which such document refers meet the Specifications;

“Certificate of Conformance”	means a document signed by a Qualified Person stating and confirming that the Product to which such document refers has been Manufactured in accordance with the Specifications and GMP or materials to which such document refers meet the Specifications;

“Change of Control”	means the acquisition by any person or persons (other than a Baxter Person or any Baxter Persons and any Baxter Persons in a concert party with non-Baxter Persons shall be disregarded in determining whether there has been a Change of Control) who in relation to each other are acting in concert of such number of shares in the Guarantor which, when added to any shares in the Guarantor already held or controlled by them, confer in aggregate more than 50% of the total voting rights conferred by all the shares in the capital of the Guarantor for the time being in issue and having the right to attend and vote at general meetings of the Guarantor;

“Commissioning”	means the period which commences with experimental runs and ends on commencement of Process Development;

“Exhibit A”	sets out the production capacity requirements of Baxter which may be varied from time to time by the written agreement of Baxter and Oravax (such agreement not to be unreasonably withheld or delayed by either Baxter or Oravax);

“FDA”	means the Food and Drugs Administration of the USA;

“Finished Vaccine”	means a vaccine which consists of, or is made from, a Product and which is capable of distribution to users;

“Firm Period”	means the binding element of Baxter Requirements Schedule, being the first four (4) months thereof;

“Forecast”	means the non-binding element of Baxter Requirements Schedule, being the last eight (8) months thereof;

“GAAP”	means generally accepted accounting principles adopted in the applicable jurisdictions;

“GMP”	means, as relevant to the Products, the principles and guidelines of good manufacturing practice in the USA as set out in the United States 21 Code of Federal Regulations Parts 210, 211 and 600 as amended or extended from time to time and the corresponding regulations of the Pharmaceutical Inspection Convention and in the European Union as set out in EC Directive 91/356/EEC (medicinal products for human use), as such principles and guidelines are interpreted and expanded in “The Rules Governing Medicinal Products in the European Community, Volume IV. Good Manufacturing Practice for Medicinal Products”, together with those rules and guidelines contained in the Orange Book;

“Group”	means, in relation to a Party, that Party and any Affiliate from time to time of that Party;

“Group Company”	means any member of the Group;

“Intellectual Property”	means Patents, trademarks, service marks, registered designs, applications and rights to apply for registration of any of the foregoing and the right to apply for them in any part of the world, trade and business names (including internet domain names and e-mail address names), unregistered trademarks and service marks, copyrights, database rights, know-how (including, without limitation, that comprised in or derived from drawings, data, formulae, specifications, component lists, instructions, manuals, brochures, catalogues and process descriptions, rights in designs and inventions);

“Intellectual Property Rights”	means all Intellectual Property owned, controlled, used or required to be used by a Party;

“Manufacture”	means the production of the Products from the Working Seeds and shall, where relevant, include manufacturing, formulating, assembling, packaging, storage, handling, testing and quality control and “Manufactured” and “Manufacturer” shall be interpreted accordingly;

“Manufacturing Fees”	means the fees set out in Clause 7;

“Manufacturing Records”	means manufacturing, facility/systems and environmental monitoring and cleaning, packaging and quality control and quality assurance records generated by Oravax in the course of the Manufacture of the Products;

“Marketing Authorisation”	means authorisation to market a Product in a particular jurisdiction including any Regulatory Approval and approvals of price where controls on price exist;

“Master Cell Bank”	means the divided culture owned by Baxter which is laid down and maintained for the life of the Product and from which the Working Seed shall be derived;

“Net Average Selling Price”	means the net average selling price in any given quarter of a Finished Vaccine sold by Baxter (being the gross invoice price less sales taxes, duties, delivery charges and returns over the relevant quarter);

“Operating Expenditure”	means the cost of operating the Canton Facility as set out in Schedule 5;

“Orange Book”	means the publication “Rules and Guidance for Pharmaceutical Manufacturers and Distributors 1997” published by the Medicines Control Agency as such publication may be amended or reissued from time to time;

“Parent Company Guarantee”	means the guarantee given to Baxter by the Guarantor in Clause 34;

“Party”	means a party to this Agreement and shall include its successors in title, permitted assignees and permitted transferees;

“Patent”	shall mean (a) patent applications heretofore or hereafter filed or having legal force in any country, together with any and all patents that have issued or in the future shall issue therefrom, including utility patents, utility models, petty patents, design patents and certificates of invention, and (b) all divisionals, continuations, continuations-in-part, reissues, renewals, extensions or additions to any such patents and patent applications, as well as all foreign counterparts of such patents and patent applications, to the extent that (a) and (b) relate to any Products or the Manufacture of any Products, which Baxter and/or Oravax own(s) or in which Baxter and/or Oravax has or have a transferable interest;

“Process”	means the process to be used to Manufacture the Products as set out in Schedule 2 and as modified from time to time with the prior written agreement of Baxter and Oravax;

“Process Development”	means the period commencing with a processing run using the Working Seed and ending on Validation;

“Process Improvements”	means all improvements, modifications or adaptations to any process employed by Oravax and at any time during the continuance of this Agreement used in the conduct of Manufacture, and not specifically nor exclusively capable of employment in the Manufacture of the Products;

“Products”	means the products specified and described in Schedule 1;

“Product Licence”	means the licence issued by the FDA or any other Agency for a Product pursuant to obtaining approval from the FDA or any other Agency that such Product meets the required standards and regulations applicable to marketed products;

“Qualified Person”	means the US equivalent of the person so designated in accordance with EC Directive 75/319;

“Regulation”	means any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

“Regulatory Approval”	means any Product Licence, marketing authorisation or clinical trials certificate issued by the relevant Agency permitting, as appropriate, the importation, distribution, sale, marketing or use of the Products;

“Special Order Equipment”	means any plant and equipment which is required at the Canton Facility to Manufacture the Products (other than plant and equipment which is or may be used to Manufacture other products) and any spares and replacement parts for such plant and equipment;

“Specifications”	means the specifications for the Products as set out in Schedule 3;

“Tax” or “Taxation”	means all forms of taxation and statutory, governmental and state duties, imposts, contributions, levies and charges, whether of the USA, the UK or elsewhere, including, but without limitation, corporate tax, dividend withholding tax, interest withholding tax, individual income tax, wealth tax, inheritance and gift taxes, value-added tax and excise taxes, transfer and stamp tax and local taxes and any interest, penalty surcharge or fine in connection with it;

“Tax Authority”	means any local, provincial, municipal, governmental, state federal or other fiscal revenue authority, body or official competent to impose, administer or collect Tax;

“Technical Information”	means all know-how, registration data, experience, instructions, standards, methods, test and trial results, manufacturing processes, hazard assessments, quality control standards formulae, specifications, storage data, samples, drawings, designs, descriptions of packaging materials and all other relevant information relating to the Products or the design, Manufacture, storage or use of the Products;

“US$”	means the lawful currency of the United States of America;

“Validation”	means the process of proving, in accordance with the principles of GMP, the reproducibility, efficacy, and repeatability of any procedure, process, equipment, material, testing equipment, tests, activity or system and the ability thereof to achieve the result which is intended to be achieved;

“Warning Letter”	means a warning letter issued under the United States 21 Code of Federal Regulations; and

“Working Seeds”	means the bacterial seeds manufactured by Baxter from which the Products are to be Manufactured by Oravax.

1.2	In this Agreement:

1.2.1	references to a “person” include an individual, corporation (wherever incorporated), unincorporated association, trust or partnership (whether or not having separate legal personality), government, state or agency of a state, or two or more of the foregoing;

1.2.2	references to a document in the “agreed form” are to that document in the form agreed to and initialled for the purposes of identification by or on behalf of the Parties;

1.2.3	references to a clause, schedule or appendix are to a clause, schedule or appendix of this Agreement, and references to this Agreement include the schedules and the appendices;

1.2.4	the headings in this Agreement do not affect its construction or interpretation;

1.2.5	references to a statute or a statutory provision are to such statute or statutory provision as amended or re-enacted whether before or after the date of this Agreement and include all subordinate legislation made under the relevant statute whether before or after the date of this Agreement;

1.2.6	a reference to a document is a reference to that document as amended or modified from time to time in writing by the mutual consent of the Parties;

1.2.7	references to writing shall be deemed to include any modes of reproducing words in a legible or non-transitory form;

1.2.8	the singular includes the plural and vice versa and any gender includes any other gender;

1.2.9	the “winding-up”, “dissolution” or “administration” of a company or corporation shall be construed so as to include any equivalent or analogous proceedings under the law of the jurisdiction in which such company or corporation is incorporated or any jurisdiction in which such company or corporation carries on business, including proceedings whereby liquidation, winding-up, reorganisation, dissolution, administration, arrangement, adjustment, protection or debtor’s relief is sought.

2	CANTON FACILITY

2.1	Oravax shall use all commercially reasonable efforts to procure the completion of the design and construction of a manufacturing facility at Canton, Massachusetts, USA within eighteen (18) months of the date of this Agreement in order, among other things, to Manufacture the Products for Baxter with capacity to meet Baxter’s requirements set out in Exhibit A. The Canton Facility shall comply in all respects with GMP. For the avoidance of doubt, the time period referred to in this Clause 2.1 does not refer to Commissioning, Process Development or Manufacture of the Products.

2.2	Oravax shall have responsibility for the design, procurement and construction of the Canton Facility. Baxter and Oravax shall appoint a committee with representatives from both Baxter and Oravax (the “Steering Committee”) whose function shall be to oversee and monitor the design, procurement, construction and operation of the Canton Facility. The Steering Committee shall subsist for the duration of this Agreement and shall meet from time to time. Oravax shall disclose any plans and relevant information for the design, procurement and construction of the Canton Facility to the Steering Committee. Baxter may make any comments or suggestions regarding the design, construction and operation of the Canton Facility to the Steering Committee. The Steering Committee shall discuss any information submitted to it by Baxter or Oravax and report its discussions from time to time to Baxter and Oravax. Oravax shall consider, but shall not be obliged to accept, any comments or suggestions of the Steering Committee.

2.3	For three (3) years from the date of this Agreement, Oravax shall not use the Canton Facility to manufacture products for any third party but, for the avoidance of doubt, may manufacture products for its own internal use or exploitation. Such manufacture of products for Oravax’s own use or exploitation shall not interfere with, or prevent in any way, the Manufacture of the Products by Oravax for Baxter.

2.4	Oravax shall carry out such environmental monitoring as required by any applicable law or regulation or guidance from the FDA from time to time.

3	CANTON FACILITY EQUIPMENT

3.1	The Parties anticipate that in order to Manufacture the Products at the Canton Facility certain Special Order Equipment may be required. Prior to the purchase of any Special Order Equipment, Oravax shall notify Baxter in writing of the requirement and the reasons therefor and Oravax shall obtain the prior written approval of Baxter on the choice of such Special Order Equipment.

3.2	Baxter shall pay to Oravax an amount equal to the cost of the Special Order Equipment secured against such Special Order Equipment.

3.3	Oravax shall invoice Baxter in respect of the cost of the Special Order Equipment at the time such Special Order Equipment is purchased by Oravax and at the same time provide to Baxter a copy of any invoice supplied by the seller of the Special Order Equipment and Oravax’s invoice shall be paid within thirty (30) days of receipt of invoice.

3.4	On termination of this Agreement, Baxter shall have the option, exercisable within thirty (30) days of the date of termination, to notify Oravax in writing that it wishes to purchase any or all Special Order Equipment from the Canton Facility for the sum of one US Dollar (US$1). On receipt of such notice, Oravax shall promptly make such Special Order Equipment available for collection by Baxter. The reasonable cost of removing such Special Order Equipment and making good any damage caused on removal shall be borne by Baxter. Oravax shall invoice Baxter for such costs and such invoice shall be paid within thirty (30) days of receipt.

4	CONTRACT MANUFACTURE

4.1	Subject to Clause 4.2, Baxter hereby exclusively appoints Oravax to Manufacture Baxter’s and all members of its Group’s requirements for the Products and Oravax accepts such appointment. During the term of this Agreement, Oravax will Manufacture for Baxter’s Group the Products in accordance with this Agreement and Baxter shall and shall procure that Baxter’s Group:

4.1.1	acquire all their requirements for the Products exclusively from Oravax; and

4.1.2	do not themselves Manufacture or have Manufactured the Products other than as set out in this Agreement.

4.2	Oravax’s exclusivity as set out in Clause 4.1 shall not apply in the circumstances set out in Clause 20.3 or in relation to a particular Product that Oravax is unable to Manufacture within twelve (12) months of the date of commencement of Process Development for that particular Product.

4.3	Oravax shall:

4.3.1	supply all information to and otherwise cooperate with Baxter, as reasonably required by Baxter, to maximise the likelihood of Baxter’s success in obtaining a BLA including but not limited to the FDA’s pre-approval inspection of the Canton Facility;

4.3.2	Manufacture the Products using the Process in accordance with the Specifications;

4.3.3	ensure that any materials employed by Oravax in the Manufacture and not supplied by or on behalf of Baxter will at the time of use comply with the Specifications;

4.3.4	allow, once in every three (3) months during the period of this Agreement or at such other times to satisfy the Agency and during normal business hours and upon reasonable notice, authorised representatives of Baxter reasonably acceptable to Oravax to inspect the relevant parts of its premises where the Manufacture of the Products is carried out or the Products or Working Seeds are stored, to inspect the process of Manufacture, and to inspect any documentation relating to compliance with GMP or to the safety, purity or potency of the Product. The costs of such inspection shall be payable by Baxter. Notwithstanding the foregoing, Oravax’s obligation to allow such visitors is on condition that: (a) Baxter procures that such visitors agree in writing to observe the requirements of Oravax regarding security, health and safety, confidentiality or any other applicable regulations at the relevant premises; (b) any visit shall be under the specific supervision of Oravax (without relieving any visitors of any obligations with respect to any damage or injury caused by them); (c) Baxter indemnifies and shall keep indemnified Oravax against any damage to Oravax’s property or any personal injury which is caused by any act or omission of any of Baxter’s employees or authorised agents or nominated visitors on Oravax’s premises; and (d) Baxter uses its reasonable endeavours to ensure that any visit is of minimal disruption to Oravax’s day to day business;

4.3.5	allow representatives of any Agency to inspect the relevant parts of its premises where the Manufacture of the Products is carried out and to inspect the Manufacturing Records to ensure compliance with GMP and other practices or regulations. Oravax shall immediately inform Baxter of the commencement of any Agency inspections and any questions or recommendations made by the Agency and shall provide to Baxter copies of any written questions, recommendations or any other material correspondence or documentation (including, without limitation, FD483 or Warning Letters) received from the Agency insofar as they pertain to the Manufacture of the Products;

4.3.6	upon written request and at the cost of Baxter and within fourteen (14) Business Days of receipt of such request supply Baxter with reasonable quantities of samples of the Products Manufactured by it provided that no Manufacture is required primarily for the purpose of providing Baxter with the said samples. Oravax shall retain a quantity of samples of each production Batch of the Products equal to twice the amount reasonably required to conduct relevant analysis;

4.3.7	retain for a minimum of three (3) years manufacturing, analytical and distribution records and shall retain such samples of the products as are required by, and in the manner and for the duration specified by, GMP. During the said three (3) year period, it shall make such records promptly available to Baxter upon reasonable notice. Upon Oravax deciding to dispose of such records or samples, Oravax shall notify Baxter of such decision taken by Oravax. In the absence of any response from Baxter within three (3) months of notification, Oravax may destroy or otherwise dispose of the said records or such samples as it sees fit;

4.3.8	upon request, supply to Baxter the facility floor plan, equipment and process Validation documentation and any other information or documentation relating to the safety, purity or potency of the Product;

4.3.9	at all times comply with GMP; and

4.3.10	as required, register as a manufacturer with the FDA and with any other Agency in territories where Baxter distributes the Product.

4.4	Baxter shall:

4.4.1	supply to Oravax a sufficient quantity of Working Seeds in time to enable Oravax to Manufacture Products in accordance with the Baxter Requirements Schedule from time to time;

4.4.2	file the BLA in its own name and, for such purpose, Oravax will submit to Baxter in a timely fashion data and information relating to the Manufacture of the Products for inclusion by Baxter in the BLA as requested by Baxter from time to time. Oravax shall provide Baxter with a reasonable opportunity to review any changes to the Process in order that the BLA may be amended in accordance with any Regulation or law;

4.4.3	obtain and maintain throughout the term of this Agreement appropriate Regulatory Approvals for the Products and for any other jurisdiction or territory for which the Products are being Manufactured or in which the Products are to be marketed, distributed, sold or used;

4.4.4	ensure that any Working Seeds and other products to be provided by it shall comply with the Specifications and where appropriate shall be accompanied by a Certificate of Conformance from Baxter;

4.4.5	ensure that it has notified Oravax of any special requirements in respect of record-keeping that may be necessary to comply with Baxter’s adverse event/defect/recall procedure; and

4.4.6	notify Oravax of any hazards to the health or safety of any personnel of Oravax or the possibility of cross contamination of any other products being manufactured or stored by Oravax and Baxter shall keep Oravax so advised throughout the continuance of this Agreement, whether such hazards or possibilities are inherent in the Product or otherwise.

4.5	Baxter warrants that:

4.5.1	it has the Master Cell Bank for each Product and shall maintain those for the term of this Agreement; and

4.5.2	the Master Cell Bank shall comply with current GMP rules and regulations and be fit for the purposes of this Agreement.

4.6	Any alteration or amendment to the indications or presentations of the Product shall be subject to the prior written agreement of Baxter and Oravax and shall be deemed an alteration to this Agreement.

4.7	Manufacture, testing and release of the Products shall be carried out in the manner set out in the Technical Schedule shown in Schedule 4 which is hereby incorporated herein.

5	FORECASTS AND ORDERS

5.1	During the term of this Agreement, Baxter will submit to Oravax, the Baxter Requirements Schedules including any Product required by Baxter to carry out clinical trials. The first Baxter Requirements Schedule shall be submitted to Oravax twelve (12) calendar months before Baxter anticipates requiring the Manufacture of Products and shall cover twelve (12) calendar months. Thereafter Baxter Requirements Schedules will be submitted each month by no later than the tenth (10th) day of each calendar month, specifying Baxter’s anticipated requirements for each Product in calendar monthly periods for the relevant twelve (12) month period covered by Baxter Requirements Schedule.

5.2	The first Baxter Requirements Schedule submitted to Oravax shall be accompanied by purchase orders covering the Firm Period of such Baxter Requirements Schedule. All subsequent Baxter Requirements Schedules submitted shall be accompanied by purchase orders covering the relevant amount of each Product indicated as being required in the last month of the Firm Period.

5.3	Other than during the first four (4) months of the first Baxter Requirements Schedule for which Baxter and Oravax shall take Exhibit A into consideration, Oravax shall accept any purchase order received by Baxter which is in accordance with the Baxter Requirements Schedule and Oravax shall deliver such Product as soon as is reasonably practicable to Baxter (“Delivery Date”). Oravax shall deliver such Product no later than fourteen (14) days after the Delivery Date.

5.4	No purchase order shall request supply of Product in respect of the last month of that Firm Period in a quantity which differs by more than twenty per cent (20%) from the quantity specified for the first month of the Forecast contained in the immediately preceding Baxter Requirements Schedule.

5.5	If so requested, Oravax will use reasonable efforts, but with no obligation in respect of the quantity thereof, to supply to Baxter additional Products in excess of that ordered or contained in the relevant Baxter Requirements Schedule in accordance with this Clause 5 having due regard to Oravax’s production capacity and other manufacturing commitments.

5.6	Oravax shall be entitled to treat the Firm Period as a binding order of Baxter and to purchase raw materials and to allocate production capacity accordingly. In the event that any raw materials have a lead time of longer duration than the Firm Period, then Oravax shall, for the purposes of purchasing such raw materials and allocating production capacity, be entitled to treat the Forecast as a binding order to the extent necessary to coincide with the said lead times.

5.7	The Products are supplied by Oravax DDU as such term is defined in INCOTERMS 2000 and Oravax shall supply those documents specified in Schedule 4 with each Batch of Product. Risk in the Products shall pass to Baxter on delivery. Notwithstanding the passing of risk, title to each Batch of the Product shall be and remain with Oravax unless and until Baxter has paid in full for that Batch of Product supplied hereunder.

5.8	Baxter shall inspect and/or test Products as soon as practicable following delivery. Failure by Oravax to Manufacture the Products in accordance with Specifications or delivery by Oravax more than ninety (90) days after the stipulated delivery date shall be the only reasons for which Baxter may reject the Products. If Baxter wishes to reject any delivery of Product it must notify Oravax within thirty (30) days of receipt of the Product and such notification must be in writing and include a detailed indication of the reasons for rejection. Baxter shall be deemed to have accepted the Product and shall not be entitled to reject the same unless it provides such written notification within the said period of thirty (30) days. Oravax shall notify Baxter within thirty (30) days of receipt of such notification of rejection whether it accepts Baxter’s claim. If Oravax does not accept that it has failed to Manufacture the Products in accordance with the Specifications or Baxter disagrees then an independent laboratory mutually agreed by Baxter and Oravax shall be requested to analyse an appropriate amount of the Product from the Batch or Batches in dispute. The independent laboratory shall act as expert not arbitrator and the cost of its analysis shall be paid by the Party against whom the laboratory findings were made. Two samples shall be supplied by Baxter from the Batches in question and by Oravax from any samples that it has retained. The results of the said analysis shall be binding on Baxter and Oravax, but upon receipt thereof Baxter and Oravax shall meet to discuss in good faith the failure of the Batch in question and the resolution of the dispute between them.

5.9	If a Product does not conform to the Specifications due to the negligence or default of Oravax then Oravax shall Manufacture and deliver to Baxter a sufficient quantity of the Product to replace the defective Batch or Batches. If Baxter accepts that the relevant Batches of Product were Manufactured in accordance with the Specifications or that any defect did not arise due to Oravax’s negligence or default Oravax shall have no liability or obligations to Baxter in respect of such Batches. Should Baxter and Oravax fail to agree with respect to the conformity of the Product to the Specifications and the cause thereof, either of them may pursue resolution of the dispute through the forum specified in Clause 32.

5.10	If, in any calendar year of this Agreement beginning 2005, the Manufacturing Fees received by Oravax are less than the sum of (total [ * * * * ]) + [ * * * * ] US Dollars (US$[ * * * * ]) (together the “Minimum Payment”), Oravax shall invoice Baxter for the amount of the difference between the amount of the Manufacturing Fees for that calendar year and the Minimum Payment and Baxter shall pay to Oravax the amount of such difference within thirty (30) days of receipt of such notice.

6	COSTS

6.1	Commissioning

Baxter shall pay to Oravax for the period of Commissioning an amount equal to one half times its Operating Expenditure for the Canton Facility during such period, subject to a maximum of two million US Dollars (US$2,000,000). No Operating Expenditure relating to Commissioning shall be charged back to Baxter (including by way of depreciation) in any form whatsoever pursuant to this Clause 6.

6.2	Process Development

Baxter shall pay to Oravax for the period after Commissioning during Process Development an amount equal to its Operating Expenditure for the Canton Facility. The total cost to be borne by Baxter under this Clause 6.2 shall not exceed seven million US Dollars (US$7 million).

6.3	Oravax shall invoice Baxter in respect of the costs referred to in Clauses 6.1 and 6.2 monthly in arrears and such invoices shall be paid within thirty (30) days of receipt.

6.4	Baxter may, at its cost, engage a mutually acceptable independent accounting firm to confirm that all invoices submitted by Oravax pursuant to Clauses 6.1 and 6.2 have been correctly based on actual Operating Expenditure of the Canton Facility. Oravax shall provide all reasonable assistance and access to the relevant financial records to such independent accounting firm for the purposes of such exercise. In the event that Baxter and Oravax agree to engage an independent accounting firm but are unable to agree the identity of such firm, or the firm agreed upon is unable or unwilling to act, either Baxter or Oravax may apply to the President of the US Institute of Public Accountants for the appointment by him of such an independent accounting firm.

7	MANUFACTURING FEES

7.1	In consideration for the services provided to Baxter under this Agreement, Baxter shall pay to Oravax the following Manufacturing Fees:

7.1.1	[ * * * * ]; and

7.1.2	a royalty calculated as follows:

(a)	in the case of a monovalent vaccine, a royalty of [ * * * * ]; and

(b)	in the case of a multivalent vaccine, a royalty of [ * * * * ],

in each case sold or otherwise disposed of by Baxter.

For the purposes of this clause, “component proportion” means:

(i)	[ * * * * ]; and

(ii)	[ * * * * ].

Worked example of (i)

[ * * * * ]

Worked example of (ii)

[ * * * * ]

7.1.3	in the case of Product produced to support clinical trials, no fee under Clause 7.1.2 shall be charged.

7.2	Oravax shall invoice Baxter in respect of the Manufacturing Fees referred to in Clause 7.1 monthly in arrears and such invoices shall be paid within thirty (30) days of receipt of invoice.

7.3	Baxter shall within twenty (20) days of the end of each calendar quarter notify Oravax in writing of the aggregate value in US$ of the Net Average Selling Price of Products sold by Baxter during the immediately preceding calendar quarter and the amount of Manufacturing Fees to which Oravax is entitled pursuant to Clause 7.1.2. Oravax shall invoice Baxter in respect of such Manufacturing Fees, which invoices shall be paid by Baxter within ten (10) days of receipt of invoice.

7.4	In calculating the aggregate value of Baxter’s Net Average Selling Price for sales of Products for the purposes of Clause 7.3, any sales of Products to an Affiliate of Baxter shall be deemed to be the Net Average Selling Price of the Affiliate’s sales to its customers.

7.5	Oravax may, at its cost, engage a mutually acceptable independent accounting firm to confirm that the aggregate value of the Net Average Selling Price for Products notified by Baxter to Oravax pursuant to Clause 7.1.2 has been correctly calculated. Baxter shall provide all reasonable assistance and access to the relevant financial records to such independent accounting firm for the purposes of such exercise. In the event that Baxter and Oravax agree to engage an independent accounting firm but are unable to agree the identity of such firm, or the firm agreed upon is unable or unwilling to act, either Baxter or Oravax may apply to the President of the US Institute of Public Accounts for the appointment by him of such an independent accounting firm.

7.6	Any underpayment or overpayment identified by the such independent public auditor shall be repaid or paid (as appropriate) within thirty (30) days of being determined.

8	TECHNOLOGY TRANSFER

8.1	Oravax’s obligations to begin Process Development and Manufacture of the Products shall be conditional upon:

8.1.1	Baxter supplying to Oravax all Technical Information which is relevant and desirable and which will enable Oravax to carry out Process Development and Manufacture; and

8.1.2	Baxter confirming in writing, in respect of each Product, that it has produced the Product in accordance with the relevant Specifications in a quantity of at least ten per cent (10%) of the commercial production quantity at the Canton Facility as specified in Exhibit A.

8.2	Baxter will provide such technical assistance at its own cost as may be required to enable the effective transfer of the Technical Information referred to in Clause 8.1 such that Oravax should reasonably be expected to be able to carry out Process Development and Manufacture of the Products on the basis of such Technical Information.

8.3	Upon receipt of such Technical Information and technical assistance, Oravax shall carry out Validation of the process of Manufacture in accordance with a protocol to be agreed by Baxter and Oravax. Should Validation of the process of Manufacture not be proven, then the provisions of Clause 8.5 shall apply.

8.4	Upon Validation of the process of Manufacture, Oravax shall Manufacture for production testing a minimum of three (3) consecutive Validation Batches of the Product within nine (9) months of the Validation in accordance with the Specifications. Should Oravax be unable for whatever reason to Manufacture the Product in accordance with the Specifications, then the provisions of Clause 8.5 shall apply.

8.5	Notwithstanding anything else herein contained, should Validation of the process of Manufacture in respect of a Product not be proven or should Oravax be unable for technical reasons (having used all commercially reasonable efforts to overcome such technical reasons) or reasons outside its control to Manufacture such Product in accordance with the Specifications, then in any such event Oravax may terminate this Agreement in respect of that Product by written notice to Baxter, and Baxter’s and Oravax’s obligations hereunder shall be at an end, save for those obligations which shall survive termination either by reason of the nature of the obligations or by express agreement of Baxter and Oravax. In any event, Baxter shall remain liable to Oravax for services rendered or products supplied and any costs incurred by Oravax prior to the date of termination.

9	INTELLECTUAL PROPERTY AND IMPROVEMENTS

9.1	Baxter hereby authorises Oravax to use Baxter’s intellectual property (excluding trade marks) on or in relation to the Products for the purpose only of exercising its rights and performing its obligations under this Agreement.

9.2	Baxter and Oravax hereby acknowledge that neither of them shall acquire any rights in respect of the others intellectual property in relation to the Products or the Manufacture thereof or of the goodwill associated therewith.

9.3	Except as is necessary for the proper performance of this Agreement by Baxter and Oravax, no licence, express or implied, is granted by this Agreement by either of Baxter or Oravax to the other under any of its intellectual property rights.

9.4	All Intellectual Property Rights and Process Improvements generated from the process and development of the Products at the Canton Facility shall be jointly owned by Baxter and Oravax (save in respect of claims of compositions of matter which shall be the exclusive property of Baxter). Notwithstanding joint ownership of such Intellectual Property Rights and Process Improvements, for three (3) years from the date of this Agreement, Oravax will not use licence or exploit such Intellectual Property Rights and Process Improvements except for the Manufacture of the Products. For the avoidance of doubt, except as provided in Clause 9.6, after three (3) years from the date of this Agreement, both Oravax and Baxter are free to use, licence and otherwise exploit such Intellectual Property Rights and Process Improvements without restriction but Oravax and Baxter (as the case may be) shall have a right of first offer on terms not less favourable than those subsequently offered to any third party in respect of any transfer or disposal of such Intellectual Property Rights and Process Improvements. If either Baxter or Oravax (as the case may be) do not accept such offer, then any third party to whom such Intellectual Property Rights and Process Improvements are subsequently offered shall be informed by Baxter or Oravax (as the case may be) that such Intellectual Property Rights and Process Improvements are jointly owned with Baxter or Oravax (as the case may be).

9.5	Baxter shall at its cost be responsible for prosecuting and maintaining registration in respect of the Intellectual Property Rights referred to in Clause 9.4 in the appropriate jurisdictions. Baxter shall inform Oravax of any such prosecution and/or maintenance of the registration and shall keep, and supply to Oravax, any substantive communications in respect thereof. In the event that Baxter decides not to prosecute and/or maintain any such registration, Oravax may assume Baxter’s rights and obligations in respect thereof at Oravax’s cost.

9.6	All Intellectual Property Rights generated from process and development of the Products at the Canton Facility shall not be used, licensed or exploited by Oravax for a period of five (5) years from the date of termination of this Agreement in respect of products using the same carrier proteins for use in a vaccine for the same indication as the Products.

9.7	Title to and property in all Manufacturing Records (as defined below) generated by Oravax shall be and remain at all times exclusively vested in Oravax, and Baxter hereby disclaims any right thereto.

9.8	The Manufacturing Records (which shall include but not be limited to all Batch documentation and Validation data) shall be treated as information of Oravax and Baxter may have access to such information but such information shall not be used or disclosed by Baxter other than for the purposes of this Agreement and where necessary for disclosing to the relevant regulatory authorities in order to comply with regulatory requirements relating to the Products and their Manufacture by Oravax.

9.9	No Process Improvements shall be employed by Oravax in the Manufacture of the Products unless the terms upon which such Process Improvements are to be employed by Oravax have been agreed.

10	LIMITATION OF LIABILITY AND INDEMNITY

10.1	Without prejudice to Oravax’s obligations under this Agreement, all warranties and conditions in respect of the Product, whether express or implied, by statute, common law or otherwise, are hereby excluded to the fullest extent permissible by law.

10.2	Oravax shall indemnify Baxter against any legal liability to third parties in respect of all claims, actions, judgments, damages, lawsuits, costs or expenses or professional fees for death or personal injury incurred by Baxter in relation to or arising solely out of any breach of contract by Oravax or any negligent act or omission of Oravax, or its employees in the course of their employment. Any and all liability of Oravax to Baxter howsoever arising in respect of this Agreement and its performance shall be limited (except for fraud or death or personal injury caused by the negligence of Oravax or its employees while acting in the course of their employment) to an amount equal to the amount received by Oravax from Baxter under this Agreement for the twelve (12) calendar month period immediately preceding the occurrence giving rise to such loss or damage (excluding any taxes).

10.3	Baxter shall indemnify Oravax against all claims, actions, judgments, damages, lawsuits, costs or expenses or professional fees incurred by Oravax in relation to or arising out of any breach of contract by Baxter or any act or omission of Baxter its employees or agents and in additional against any and all damage arising through the storage, distribution, promotion, marketing sale or use (whether or not in accordance with the indications) of Products by the Baxter Group hereunder. Any and all liability of Baxter to Oravax howsoever arising in respect of this Agreement and its performance shall be limited (except for fraud or death or personal injury caused by the negligence of Baxter or its employees, agents or sub-contractors while acting in the course of their employment) to an amount equal to the amount received by Oravax from Baxter under this Agreement for the twelve (12) calendar month period immediately preceding the occurrence giving rise to such loss or damage (excluding any taxes).

10.4	Baxter and Oravax agree that neither of them will be liable whether for breach of contract, misrepresentation, negligence or otherwise, for loss of profit, indirect or consequential loss, damage or liability suffered by the other, including without limitation, goodwill, business opportunity or anticipated saving.

10.5	Nothing in this Agreement shall operate to exclude or restrict Baxter’s or Oravax’s liability for:

10.5.1	death or personal injury caused by negligence; or

10.5.2	fraud.

10.6	The Party claiming the benefit of any indemnity hereunder must promptly notify the other of any claim, not accept any compromise or settlement of such claim or take any material steps in relation to such claim without the prior consent of the other Party and shall co-operate fully with the other Party in the handling of any such claim.

10.7	Any Working Seeds supplied by Baxter shall be and at all times remain at the risk of Baxter, and Baxter shall insure such Working Seeds to their full replacement value while on Oravax’s premises unless and until they are incorporated into Products.

10.8	Baxter undertakes to ensure that it has in place product liability insurance with a reputable insurer in an amount appropriate for its business and products of the type the subject of this Agreement, and for its obligations under this Agreement. At Oravax’s request Baxter shall provide Oravax with evidence of the existence and maintenance of such cover.

10.9	Oravax undertakes to ensure that it has in place insurance (including, without limitation, product liability insurance) with a reputable insurer in an amount appropriate for the business, products and equipment, including, without limitation, Special Order Equipment, of the type the subject of this Agreement, and for its obligations under this Agreement. At Baxter’s request, Oravax shall provide Baxter with evidence of the existence and maintenance of such cover.

10.10	Baxter undertakes to ensure that it has in place insurance with a reputable insurer in an amount sufficient for the purposes of conducting or having conducted any clinical trials including, without limitation, insurance cover for liability to provide no fault compensation as sponsor of a clinical trial. At Oravax’s request Baxter shall provide Oravax with evidence of the existence and maintenance of such cover.

11	ADVERSE DRUG EVENTS AND PRODUCT RECALLS

11.1	Baxter shall be responsible for conducting any recall of defective Product and Oravax shall co-operate with and give all reasonable assistance to Baxter in conducting any such recall, at Baxter’s expense.

11.2	Each of Baxter and Oravax shall keep the other informed of any adverse drug event involving the Products or products containing the same active ingredient as the Products coming to their attention and able to be disclosed to the other. Oravax shall cooperate with Baxter in any necessary and appropriate investigation of any complaint on the Products. Baxter shall be solely responsible for reporting any and all Product complaints to relevant Agencies.

11.3	Each of Baxter and Oravax shall keep the other informed of any material change or event in the market relevant to the Products coming to their attention and able to be disclosed to the other.

12	HEALTH AND SAFETY

Baxter warrants to Oravax that, except to the extent any such risk has been previously and specifically notified in writing to Oravax, there is no risk to the health or safety of the employees of Oravax which may be caused by the Working Seeds, the Products, any of their constituent elements and/or the process of Manufacture as provided by Baxter and Baxter hereby agrees to indemnify and keep indemnified Oravax from and against all claims, demands, actions, proceedings, damages, compensation, interest, or legal costs arising out of or attributable to any damage suffered by its employees, sub-contractors or agents and caused by the Working Seeds, the Products, any of their constituent elements and/or the process of Manufacture, other than as a direct consequence of any act or omission of Oravax in breach of this Agreement.

13	NON-SOLICITATION OF EMPLOYEES

Subject to Clause 17.1, neither Baxter nor Oravax shall without the others prior written consent, during the term of this Agreement nor for a period of one (1) year after its expiry or termination for whatever reason whether directly or indirectly and in any capacity whatsoever (whether on its own behalf or on behalf of any other person firm or company) employ or receive consultancy services from any employee or officer of the other Party.

14	COMMENCEMENT AND TERM

This Agreement shall commence upon the date of signature hereof and unless previously terminated in accordance with Clause 15 and Clause 17, this Agreement may be terminated by either Baxter or Oravax giving not less than three (3) years prior notice of the termination to the other such notice not to be served prior to the expiry of the third anniversary of the commencement of this Agreement.

15	TERMINATION

15.1	Either of Baxter or Oravax (the “Notifying Party”) may terminate this Agreement with immediate effect by notice if the other (the “Defaulting Party”):

15.1.1	commits a material breach, or a persistent minor breach, of an obligation under this Agreement and which (in the case of a breach capable of remedy) has not been remedied within ninety (90) days (or fifteen (15) days in the case of payment defaults) of receipt of a written notice to remedy from the Notifying Party; or

15.1.2	files in any court, pursuant to any statute of any government in any country, a petition in bankruptcy or insolvency or for reorganisation, or for an arrangement or for the appointment of a receiver or trustee of the Party or of its assets; or proposes a written agreement of composition for extension of its debts; or is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition is not dismissed within sixty (60) days after filing thereof; or is subject to any dissolution or liquidation, or makes a general assignment for the benefit of its creditors; or is subject to any final order of debarment which can be expected to have a material adverse effect on the sales of the Product; or

15.1.3	ceases to carry on its business or substantially the whole of its business.

15.2	Baxter may terminate this Agreement on three (3) months notice in writing if the Canton Facility is not designed and constructed within twenty-four (24) months from the date of this Agreement.

15.3	On termination of this Agreement, Clauses 10, 18, 31, 32 and 34 shall survive and continue in full force and effect but all other rights and obligations of the Parties shall cease immediately. Termination does not affect the Parties’ accrued rights and obligations as at termination.

16	CONSEQUENCES OF TERMINATION

16.1	On termination of this Agreement for any reason except termination by Baxter under Clause 15.1.1, Oravax shall, at its option, immediately cease Manufacture or complete in-process Manufacture and, in the event that Oravax elects to complete in-process Manufacture, Baxter shall purchase such Products ordered by Baxter under Clause 5 and which Oravax is under contract to supply on terms consistent with Clauses 6 and 7.

16.2	On termination of this Agreement by Baxter under Clause 15.1.1, Oravax shall, at Baxter’s option, immediately cease Manufacture or complete in-process Manufacture and in the event that Baxter opts to have Oravax complete in-process Manufacture, Baxter shall purchase such Products on terms consistent with Clauses 6 and 7.

16.3	Subject to Clause 16.1 and 16.2 each Party shall deliver up to the other all materials, reports, and other documents (including copies thereof) in its possession or control containing information of the other party, and each will cease to make use of the other’s Technical Information.

17	BAXTER’S OPTION TO ACQUIRE THE CANTON FACILITY

17.1	In the event:

17.1.1	of a Change of Control of the Guarantor during the first three (3) years of this Agreement; or

17.1.2	that Oravax ceases to be an Affiliate of the Guarantor during the first three (3) years of this Agreement; or

17.1.3	that Oravax receives a Warning Letter from the FDA or any other Agency and fails to take the required corrective action within the period of time required by the FDA or other Agency,

Baxter shall have the right (but not the obligation) to acquire the Canton Facility as a going concern or, if appropriate, the company to which Oravax transfers the Canton Facility pursuant to Clause 17.2.6.

17.2	The option shall be exercised as follows:

17.2.1	Oravax shall promptly notify Baxter in writing of an event referred to in Clause 17.1;

17.2.2	Baxter shall have thirty (30) days from receipt of Oravax’s notification under Clause 17.2.1 to notify Oravax in writing whether or not it wishes to acquire the Canton Facility;

17.2.3	If, pursuant to Clause 17.2.2, Baxter notifies Oravax that it wishes to acquire the Canton Facility, Baxter and Oravax shall enter into good faith negotiations to agree on the terms of the acquisition for a period of ninety (90) days from the date of receipt of Baxter’s notice. The terms of the acquisition shall be negotiated in accordance with the following principles:

(a)	all material agreements relating to the Canton Facility (other than third party manufacturing agreements) shall be assigned to Baxter (and

Oravax shall ensure that all such agreements are assignable to Baxter), subject to Baxter bearing the burden thereof;

(b)	all non-material agreements relating to the Canton Facility shall be terminable at will;

(c)	Baxter shall offer employment to all of the employees of the Canton Facility on terms no less favourable than those under which they were employed immediately prior to the date of completion of the acquisition; and

(d)	all other terms shall be consistent with an acquisition providing for the transfer of all right, title and interest in and to the Canton Facility free of all liens and encumbrance, and on terms customary in the State of Massachusetts. Baxter’s right to acquire the Canton Facility shall lapse if the acquisition has not been completed within such ninety (90) day period, unless the failure to complete has (as at such date) been referred to arbitration pursuant to Clause 17.2.8, it being agreed that if Baxter purchases shares in the Transfer Company (as hereinafter defined in Clause 17.2.6) then sub-clauses 17.2.3(a), (b) and (c) shall not apply.

17.2.4	The consideration to be paid by Baxter for the Canton Facility shall be ten million dollars (US$10m) plus the Net Book Value of capitalised expenditures made by Oravax since 1 December 2000 and Oravax’s share of the Operating Expenditure made in relation to Commissioning. The total consideration shall not exceed twenty-four million dollars (US$24m).

For the purpose of this sub-clause “Net Book Value” means gross capitalised expenditures (for the avoidance of doubt excluding any capitalised expenditure incurred by Baxter under this Agreement) less accumulated depreciation.

17.2.5	Baxter and Oravax agree that, on exercise of the option referred to in this Clause 17, they shall in good faith negotiate, for a period of ninety (90) days commencing from the date of receipt of Baxter’s notice in Clause 17.2.2, the terms on which Baxter shall continue to manufacture the products which at that time are being manufactured in the Canton Facility for Oravax (or for a third party pursuant to a contract manufacturing arrangement between Oravax and a third party) and enter into a contract manufacturing agreement on completion (the “Oravax Contract Manufacturing Agreement”). The Oravax Contract Manufacturing Agreement shall be modelled on the commercial terms of this Agreement to the extent it is relevant or the applicable third party manufacturing agreement. The terms of the Oravax Contract Manufacturing Agreement shall be three (3) years.

17.2.6	Baxter agrees that Oravax may transfer the Canton Facility to a member of its Group at the same time as transferring its rights and obligations under this Agreement to such member (the “Transfer Company”), provided that (i) the activities of that member of its Group are restricted to the Canton Facility, and (ii) both such transfers take place in accordance with Clause 21; and that (iii) the provisions of Clause 17.2.3 shall apply to the Transferee Company in the same way as they apply to the Canton Facility.

17.2.7	Oravax agrees to procure that the same rights which Oravax has in respect of the Canton Facility shall be transferred to Baxter, or to the Transferee Company, as appropriate, pursuant to Clauses 17.2.3 or 17.2.6, as applicable.

17.2.8	If Baxter and Oravax are unable to agree either or both of (i) the terms of acquisition pursuant to Clause 17.2.3; or (ii) the terms of the Oravax Contract Manufacturing Agreement pursuant to Clause 17.2.5, the dispute shall be referred to, and be settled by, binding arbitration in accordance with the Center for Public Resources Non-Administered Arbitration Rules in effect on the date of this Agreement, by three (3) independent and impartial arbitrators, none of whom shall be appointed by Baxter or Oravax. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. ss 1-16, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of the arbitration shall be Delaware. The governing, substantive and procedural law shall be that of Delaware. The arbitrators are not empowered to award damages in excess of compensatory damages.

17.3	On completion of Baxter’s acquisition of the Canton Facility, this Agreement shall terminate.

18	CONFIDENTIALITY

18.1	From the date of this Agreement and for five (5) years after termination each Party shall:

18.1.1	keep confidential (i) all information (written, oral or electronic) disclosed to it by the other Party (the “Disclosing Party”) and concerning the business and affairs of the Disclosing Party including but not limited to any information relating to the Disclosing Party’s operations, processes, plans, intentions, product information, know-how, designs, trade secrets, software, market opportunities and customers and (ii) the provisions of this agreement and the negotiations relating to it (together, the “Confidential Information”);

18.1.2	use the Confidential Information solely in accordance with its performance of this Agreement and in particular, but without prejudice to the generality of the foregoing, not make any commercial use thereof or use the same for the benefit of itself or of any third Party other than pursuant to this Agreement or a further agreement with the Disclosing Party;

18.1.3	not disclose the Confidential Information to any person other than those of its employees, directors or advisers who need to know the Confidential Information for the purposes of the Agreement or the Business (a “Recipient”) and, at its cost, shall take all reasonable steps, which in any event should be not less than the receiving Party (the “Receiving Party”) would take to protect its own confidential information, to ensure that any Recipient complies with these confidentiality obligations as if they were a party to this Agreement; and

18.1.4	at the request of the Disclosing Party or at the conclusion of its authorised use, return to the Disclosing Party all documents and materials (and all copies thereof) containing the Disclosing Party’s Confidential Information, erase all Confidential Information from their computer systems (to the extent possible) and certify in writing to the Disclosing Party that it has complied with the requirements of this Clause.

18.2	Baxter’s Confidential Information relating to regulatory files or BLA documentation in respect of the Products shall only be disclosed by Oravax to those persons who need to know such Confidential Information and who execute a confidentiality agreement addressed to Baxter in a from approved by Baxter and Oravax.

18.3	This Clause does not apply to Confidential Information which:-

18.3.1	is in or comes into the public domain other than by breach of this Agreement or of any obligation of confidence owed by the Receiving Party or a Recipient to the disclosing Party;

18.3.2	the Receiving Party can show it knew prior to disclosure by the Disclosing Party;

18.3.3	was subsequently disclosed to the Receiving Party lawfully by a third party who did not obtain the same (whether directly or indirectly) from the Disclosing Party; or

18.3.4	is subsequently disclosed by the Disclosing Party to a third party without restriction on disclosure or use.

18.4	Notwithstanding the foregoing, the Receiving Party shall be entitled to make any disclosure:-

18.4.1	required by law or by any governmental or other regulatory authority (including without limitation a recognised stock exchange in the USA or Europe) provided that it gives the other Party as much notice of such disclosure as practicable; and

18.4.2	required to be disclosed to an Agency for the purposes of this Agreement.

18.5	Each Party reserves all rights in its Confidential Information and no rights or obligations other than those expressly recited herein are granted by or to be implied from this Agreement. In particular, no licence is hereby granted directly or indirectly under any patent, invention, discovery, copyright or other intellectual property right now or in the future held, made, obtained, or licensable by any Party.

19	ANNOUNCEMENTS

19.1	Subject to Clause 19.2, no announcement or public statement concerning the existence, subject matter or any term of this Agreement shall be made by or on behalf of either of Baxter or Oravax without the prior written approval of the other such approval not to be unreasonably withheld or delayed.

19.2	This Clause shall not apply to any announcement, public statement or circular by either of Baxter or Oravax required by law, a securities exchange or a regulatory or governmental body to which such of Baxter or Oravax (as the case may be) is subject, including the rules of a stock exchange, in which case the Party concerned shall make all reasonable attempts to agree the contents of such announcement or statement with the other Party before making the announcement or statement.

20	FORCE MAJEURE

20.1	In this Agreement, “Force Majeure” means any cause preventing either of Baxter or Oravax from performing any or all of its obligations and which arises from or is attributable to acts, events, omissions or accidents beyond the reasonable control of the Party so prevented.

20.2	If either of Baxter or Oravax is prevented or delayed in the performance of any of its obligations under this Agreement by Force Majeure, that Party shall as soon as reasonably practicable notify the other Party specifying the nature and extent of the circumstances giving rise to Force Majeure and shall, subject to service of such notice and to Clause 20.5, have no liability in respect of the performance of such of its obligations as are prevented by Force Majeure events during the continuation of such events, and for such time after they cease as is reasonably necessary for that Party, who shall use all reasonable endeavours both to notify the other Party of the end of the Force Majeure event and to recommence its affected operations in order for it to perform its obligations under this Agreement.

20.3	If Oravax is prevented from supplying Products under this Agreement as a result of a Force Majeure event for a continuous period in excess of one (1) month, Baxter may purchase alternative products from another party without being in breach of Clause 4.1. On cessation of the Force Majeure event, Baxter shall resume purchasing Products exclusively from Oravax.

20.4	If either Baxter or Oravax is prevented from performance of its obligations as a result of the Force Majeure event for a continuous period in excess of six (6) months, the other Party may terminate this Agreement on service of thirty (30) days notice upon the Party so prevented.

20.5	The Party claiming to be prevented or delayed in the performance of any of its obligations under this Agreement by reason of Force Majeure shall use all reasonable endeavours to bring the Force Majeure event to a close or to find a solution by which the Agreement may be performed despite the continuance of the Force Majeure event.

21	ASSIGNMENT AND SUB-CONTRACTING

Neither Baxter nor Oravax shall be entitled to assign or transfer or sub-contract all or any of its rights, benefits or obligations under this Agreement without the prior written consent of the other Party except that either of Baxter or Oravax may assign or transfer or sub-contract its rights or obligations under this Agreement to another member of its Group. For the avoidance of doubt, the Parent Company Guarantee shall apply to the obligations of any Oravax assignee under this Clause.

22	ENTIRE AGREEMENT

22.1	This Agreement constitutes the entire agreement and understanding of the Parties and supersedes any previous agreement between the Parties (whether written or oral) relating to the subject matter of this Agreement and without prejudice to the generality of the foregoing, excludes any warranty, condition or other undertaking implied at law or by custom.

22.2	The terms of this Agreement shall prevail over any inconsistent terms of any standard terms and conditions, purchase orders, acceptance notices and other documents exchanged between the Parties pursuant to this Agreement.

23	ILLEGALITY AND SEVERANCE

23.1	If a provision of this Agreement is, or but for this Clause would be, held to be illegal, invalid or unenforceable, in whole or in part, in the jurisdiction to which it pertains but would be legal, valid and enforceable if the period applicable or geographical application were reduced, the provision shall apply with the minimum modification necessary to make it legal, valid and enforceable in that jurisdiction, and any such illegality, invalidity or unenforceability in any jurisdiction shall not invalidate or render invalid or unenforceable such provisions in any other jurisdiction.

23.2	If a provision of this Agreement is held to be illegal, invalid or unenforceable, in whole or in part and Clause 23.1 cannot be used to make it legal, valid and enforceable, a Party may require the other Party to enter into a new agreement under which that Party undertakes in the terms of the original provision, but subject to such amendments as the first Party specifies in order to make the provision legal, valid and enforceable. No Party will be obliged to enter into a new agreement that would increase its liability beyond that contained in this Agreement, had all its provisions been legal, valid and enforceable.

24	VARIATION

Any variation of this Agreement must be in writing and signed by each Party or, in the case of a corporation, a duly authorised officer or representative of such Party.

25	WAIVER

A delay in exercising, or failure to exercise, any right or remedy under this Agreement does not constitute a waiver of such or other rights or remedies nor shall operate so as to bar the exercise or enforcement thereof.

26	COSTS

Except where this Agreement provides otherwise, each Party shall pay its own costs and expenses (including legal fees) arising from the negotiation and preparation of this Agreement.

27	RIGHTS OF THIRD PARTIES

This Agreement shall not confer any rights or remedies upon any person or entity other than Baxter, Oravax and their respective successors and permitted assigns.

28	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall constitute an original of this Agreement, but all the counterparts shall together constitute one and the same agreement. No counterpart shall be effective until each Party has executed at least one part or counterpart.

29	EXCLUSION OF AGENCY, PARTNERSHIP OR JOINT VENTURE

Nothing in this Agreement or any arrangement contemplated by it shall be construed as establishing or implying any partnership between the Parties, and nothing in this Agreement shall be deemed to constitute either of the Parties as the agent of the other Party or to authorise the other Party to bind, contract in the name of or to create a liability for the other Party in any way or for any purpose.

30	NOTICES

30.1	Any notice given under this Agreement shall be in writing and shall be served by delivering it to the Party due to receive it at the address or fax numbers set out in Clause 30.2 and shall be deemed to have been delivered in accordance with Clause 30.3.

30.2	The Parties’ addresses and fax numbers for the purposes of this Agreement are:

Baxter Healthcare Corporation
One Baxter Parkway
Deerfield
Illinois, 60015-4663
USA
For the attention of: [name, position]
Fax number: [ ]

Baxter Healthcare S.A.
[Address]
For the attention of: [name, position]
Fax number: [ ],

OraVax Inc.
38 Sidney Street
Cambridge
Massachusetts 02139
USA
For the attention of: [name, position]
Fax number: [ ],

Peptide Therapeutics Group plc
Peterhouse Technology Park
100 Fulbourn Road
Cambridge CB1 9PT
For the attention of: [name, position]
Fax number: [ ],

or such other address or fax number as the relevant Party notifies to the other Party, which change of address shall only take effect if delivered and received in accordance with this Clause.

30.3	A notice so addressed shall be deemed to have been received:

30.3.1	if personally delivered, at the time of delivery;

30.3.2	if sent by pre-paid first class mail, two (2) Business Days after the date of mailing to the relevant address;

30.3.3	if sent by registered or certified mail, five (5) Business Days after the date of mailing to the relevant address; or

30.3.4	if sent by fax, on successful completion of its transmission, save that if such notice or communication is received after the end of normal working hours

(and “normal working hours” shall be deemed to be 8.30 am and 5.30 p.m. on any Business Day, such notice or communication shall be deemed to have been received on the next Business Day.

30.4	For the avoidance of doubt, notice given under this Agreement shall not be validly served if sent by e-mail.

31	GOVERNING LAW

This Agreement is governed by, and shall be construed in accordance with, Delaware law without regard to its conflict of law rules.

32	JURISDICTION

Each Party irrevocably agrees that the courts of Delaware have exclusive jurisdiction to decide and settle any dispute or claim arising out of or in connection with this Agreement, except as provided for in Clause 17.2.8.

33	INTEREST TO RUN ON DEFAULT

If any Party defaults in the payment when due of any sum payable under this Agreement interest on such sum shall be payable by the defaulting Party from the date when such payment is due until the date of actual payment (as well after as before judgment) at a rate per annum of two per cent above the prime rate from time to time listed in the Wall Street Journal. Such interest shall accrue from day to day and shall be paid subject to any withholding tax.

34	PARENT COMPANY GUARANTEE

34.1	The Guarantor irrevocably and unconditionally guarantees to Baxter the due and punctual performance of each obligation of Oravax contained in this Agreement. The Guarantor shall pay to Baxter from time to time on demand any sum of money which Oravax is at any time liable to pay to Baxter under or pursuant to this Agreement and which has not been paid at the time the demand is made. The Guarantor’s obligations under clause 34.1 are primary obligations and not those of a mere surety. If an obligation of Oravax is void, voidable or unenforceable for any reason, the Guarantor’s obligations under clause 34.1 are unaffected and the Guarantor shall perform Oravax’s obligations as if it were primarily liable for the performance.

34.2	The Guarantor’s obligations under clause 34.1 are continuing obligations and are not satisfied, discharged or affected by an intermediate payment or settlement of account by, or a change in the constitution or control of, or the insolvency of, or bankruptcy, winding up or analogous proceedings relating to Oravax.

34.3	The Guarantor’s liability under clause 34.1 is not affected by an arrangement which Baxter may make with Oravax or with another person which (but for clause 34.3) might operate to diminish or discharge the liability of or otherwise provide a defence to a surety.

34.4	Without affecting the generality of clause 34.3, Baxter may at any time as it thinks fit and without reference to the Oravax:

34.4.1	grant a time for payment or grant another indulgence or agree to an amendment, variation, waiver or release in respect of an obligation of Oravax under this Agreement;

34.4.2	give up, deal with, vary, exchange or abstain from perfecting or enforcing other securities or guarantees held by Baxter;

34.4.3	discharge a party to other securities or guarantees held by Baxter and realise all or any of those securities or guarantees; and

34.4.4	compound with, accept compositions from and make other arrangements with Oravax or a person or persons liable on other securities or guarantees held or to be held by Baxter.

34.5	So long as Oravax is under an actual or contingent obligation under this Agreement the Guarantor shall not exercise a right which it may at any time have by reason of the performance of its obligations under clause 34.1 to be indemnified by Oravax to claim a contribution from another surety of Oravax’s obligations or to take the benefit (wholly or partly and by way of subrogation or otherwise) of any of Baxter’s rights under this Agreement or of any other security taken by Baxter in connection with this Agreement.

34.6	The Guarantor’s liability under clause 34.1 is not affected by the avoidance of an assurance, security or payment or a release, settlement or discharge which is given or made on the faith of an assurance, security or payment, in either case, under an enactment relating to bankruptcy or insolvency.

EXECUTED by the Parties:

Signed by	)
a duly authorised representative of	)
BAXTER HEALTHCARE CORPORATION:	)

Signature

Signed by	)
a duly authorised representative of	)
BAXTER HEALTHCARE S.A.:	)

Signature

Signed by	)
a duly authorised representative of	)
ORAVAX INC.:	)

Signature

Signed by	)
a duly authorised representative of	)
PEPTIDE THERAPEUTICS GROUP PLC:	)

Signature

SCHEDULE 1

THE PRODUCTS

[ * * * * ]

SCHEDULE 2

THE PROCESS

[ * * * * ]

SCHEDULE 3

PRODUCT SPECIFICATIONS

[ * * * * ]

SCHEDULE 4

TECHNICAL SCHEDULE

[ * * * * ]

SCHEDULE 5

OPERATING EXPENDITURE

[ * * * * ]

EXHIBIT A

[ * * * * ]